EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT is dated as of April 1, 1999, between FOX FAMILY MANAGEMENT, LLC, a Delaware limited liability company (the "Company"), FOX FAMILY WORLDWIDE, INC. ("Fox Family Worldwide") and MEL WOODS ("Employee").

                                 R E C I T A L S

          WHEREAS, Saban Entertainment, Inc. ("Saban Entertainment") and Employee are parties to that certain Employment Agreement dated as of June 1, 1994 (the "Original Employment Agreement");

          WHEREAS, Saban Entertainment and Employee are parties to that certain Amendment No. 1 to Employment Agreement dated as of September 26, 1996;

          WHEREAS, Saban Entertainment and Employee are parties to that certain Amendment No. 2 to Employment Agreement dated as of May 20, 1998;

          WHEREAS, the Original Employment Agreement expires on May 31, 1999;
and

          WHEREAS, the Company and Employee desire to renew the employment relationship and believe that Employee should be an Employee of the Company, instead of an Employee of Saban Entertainment

          NOW, THEREFORE, in consideration of the foregoing facts, the parties hereby agree as follows:

          1. TERM OF EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment, on the terms and subject to the conditions hereinafter set forth, for a term (the "Employment Period") commencing on June 1, 1999 (the "Effective Date") and continuing until May 31, 2002. Each consecutive year of the Employment Period beginning on June 1 and ending on the following May 31 shall be referred to as a "Term Year." At the option of the Company, exercisable by delivery of written notice to Employee at least 180 days prior to the expiration date of the Employment Period, the Employment Period shall be extended for two additional years ending on May 31, 2004 (the "Extension Period"). The expiration date of the Employment Term (as extended, if applicable) is hereinafter referred to as the "Expiration Date."

          2. DUTIES AND PRIVILEGES. During the Employment Period, Employee shall serve as President, Chief Operating Officer and Chief Financial Officer of the Company and of the Company's parent company, Fox Family Worldwide. Employee shall be responsible to and report solely to Haim Saban or his successor as the Chairman and Chief Executive Officer of Fox Family Worldwide, subject to the overall direction and supervision of Fox Family Worldwide's Board of Directors. Employee shall perform such services consistent with Employee's position hereunder as the Chief Executive Officer of Fox Family Worldwide may from time to time require. Employee shall devote Employee's entire business time, ability and energy exclusively to the performance of Employee's duties hereunder; and use Employee's best efforts to advance the interests and businesses of the Company, Fox Family Worldwide, its divisions and subsidiaries. Employee's


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duties may be modified from time to time by the Chief Executive Officer of Fox
Family Worldwide provided Employee's duties, as so modified, are consistent with Employee's position hereunder. Employee shall perform his duties at the Company's Southern California executive offices which will be located in Los Angeles County, California, as the Board of Directors of Fox Family Worldwide may from time to time designate, except for such travel as may from time to time be required.

          3. EXCLUSIVITY. Employee shall work full-time for the Company and its affiliates during the Employment Period. Without limiting the foregoing, Employee's services shall be rendered exclusively to the Company, and its parent company and affiliates hereunder during the Employment Period, and Employee shall not render services of any nature to or for any other person, firm or corporation during the Employment Period without the prior written consent of Fox Family Worldwide. For so long as Employee is employed pursuant to the terms hereof, Employee shall not become financially interested in or associated with, directly or indirectly, any other person or entity engaged in the production, distribution or exhibition of motion pictures, television programs, phonograph recordings, or any visual or audio recordings of any kind, or in the broadcasting or music publishing businesses, anywhere in the world; provided, that Employee may invest in the capital stock or other securities of any corporation whose stock or other securities are publicly owned or are regularly traded on any securities exchange or in the over-the-counter market, so long as Employee's ownership of such securities does not exceed 1% of the issued and outstanding securities of such entity and Employee's holdings in any one such entity does not in the aggregate cost Employee more than $250,000.

          4. COMPENSATION.

(a) FIXED SALARY. As consideration for the services to be rendered by Employee pursuant to this Agreement, and upon the condition that Employee is substantially performing all of the services required hereunder, that Employee is not in material default, and that grounds do not then exist under this Agreement for the termination of Employee hereunder, the Company will pay or will cause to be paid to Employee, subject to all applicable laws and requirements respecting the withholding of federal, state and/or local taxes, a fixed annual salary, payable in equal installments, no less frequently than semi-monthly, in the following amounts:

          FOR THE FIRST TERM YEAR: Six Hundred Twenty-Five Thousand Dollars ($625,000).

          FOR THE SECOND TERM YEAR: Six Hundred Fifty Thousand Dollars
($650,000).

          FOR THE THIRD TERM YEAR: Six Hundred Seventy-Five Thousand Dollars ($675,000).

          FOR THE FIRST YEAR OF THE EXTENSION PERIOD (if applicable): Six Hundred Seventy-Five Thousand Dollars ($675,000).

          FOR THE SECOND YEAR OF THE EXTENSION PERIOD (if applicable): Six Hundred Seventy-Five Thousand Dollars ($675,000).


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          (b) BONUS COMPENSATION.

               (i) BONUS YEAR. A "bonus year" shall mean that 12 calendar month period ending on March 31 of each Term Year during the Employment Period, commencing April 1, 1999.

               (ii) MAXIMUM BONUS AMOUNT. The "Maximum Bonus Amount" shall be computed for each Term Year (as opposed to a bonus year) and shall be as follows:

               FOR THE FIRST TERM YEAR: Six Hundred Fifty Thousand Dollars ($650,000).

               FOR THE SECOND TERM YEAR: Six Hundred Seventy-Five Thousand Dollars ($675,000).

               FOR THE THIRD TERM YEAR: Seven Hundred Thousand Dollars
($700,000).

               FOR THE FIRST YEAR OF THE EXTENSION PERIOD (if applicable): Seven Hundred Thousand Dollars ($700,000).

               FOR THE SECOND YEAR OF THE EXTENSION PERIOD (if applicable):
Seven Hundred Thousand Dollars ($700,000).

               (iii) CALCULATION OF BONUS BASED ON SUBJECT INCOME. Provided that Employee is not in material default hereunder, and that grounds do not then exist under this Agreement for the termination of Employment hereunder, subject to subparagraph (vii), below, the Company will pay or will cause to be paid to Employee three percent (3%) of the "Subject Income" as defined, computed, and accounted for pursuant to subparagraph (iv) below, from the first dollar of such Subject Income ("Bonus Compensation"); PROVIDED, HOWEVER, that Bonus Compensation, on a title-by-title basis, shall accrue, but shall be deferred and shall not be payable unless and until Fox Family Worldwide and its affiliates recoup from all Subject Income with respect to such title the rights payment advances, if any, payable (or otherwise allocable thereto in good faith) in connection therewith, at which point accrued Bonus Compensation shall be paid out of subsequent Subject Income received by Fox Family Worldwide and its affiliates from the exploitation of the applicable title, if any. The Subject Income attributable to each title comprising the Company's Properties (defined below) shall be computed separately and shall not be cross-collateralized with any other title, and thus if Fox Family Worldwide and its affiliates do not recoup in full all rights payment advances, if any, attributable to a particular title, then the amount of accrued Bonus Compensation attributable to such title shall not be paid to Employee.

               (iv) SUBJECT INCOME. The term "Subject Income" shall mean the gross proceeds actually received by Fox Family Worldwide, or any of its affiliated entities during the Employment Period from foreign licenses secured by Stan Golden: (i) to exhibit Fox Family Worldwide's or any of its affiliated entities' television and cable properties ("Company's Properties") on television (including, without limitation, free TV, pay TV, and syndicated TV); and (ii) to manufacture and distribute videocassettes and discs embodying the Company's Properties; AFTER


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deduction on a continuing basis, as paid, of the following unrecoupable costs and expenses, in each case attributable or related to such licenses, or such gross proceeds:

                    (A) CLAIMS. The gross amount paid for the settlement of any claims or complaints (or on account of any judgment or decree in any litigation relating to any claims or complaints), including, without limitation, claims for infringement, unfair competition, violation of any right of privacy, right of publicity, defamation or breach of contract, or arising out of other matters in connection with the Company's Properties, or the production, distribution, exploitation of exhibition thereof, and including in each case all expenses, court costs and attorneys' fees in connection with any such claims or litigation, or in connection with the investigation, assertion, prosecution or defense of any other claims or litigation relating to the Company's Properties or their distribution, exhibition or exploitation.

                    (B) COMMISSION. Any and all fees, payments, costs, expenses and/or commissions payable to or retained by agents, distributors or others in connection with the license of the Company's Properties.

                    (C) CONVERSION. Costs, discounts and expenses incurred in obtaining remittances of receipts to the United States, including costs of contesting the imposition of restrictions which result in restricted funds.

                    (D) OTHER VERSIONS. Dubbing costs incurred to purchase, make, deliver and use French versions of the Company's Properties.

                    (E) TAXES. Taxes and governmental fees of any nature and however characterized, including, without limitation, costs of contesting, interest and penalties thereon, imposed directly or indirectly on the Company's Properties or any part thereof or on the gross proceeds or the license, distribution or exhibition of the Company's Properties, or collection, conversion or remittance of monies connected therewith.

         Notwithstanding anything to the contrary contained herein, if in addition to, or in lieu of, a license fee, a foreign "sale" of the Company's Properties is comprised of a co-production and/or other investment component, then the gross proceeds with respect thereto shall be deemed to be an amount equal to the highest actual sale of a comparable completed United States production in the applicable territory. The Company and Employee shall mutually agree upon said amount in good faith. In the event the parties are unable to so agree, then the parties hereby agree to submit the matter to arbitration in accordance with the terms of Paragraph 10 of the Agreement.

               (v) ACCOUNTING.

                    (A) GENERAL. The Company shall render quarterly statements to Employee reflecting in summary form the appropriate calculations relating to the calculation of Subject Income. Such statements shall be provided within 30 days of the end of the quarter. Such statements shall reflect gross receipts on a cash basis. The Company agrees that all such statements shall be prepared in the same manner Saban Entertainment has typically prepared such statements.


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                    (B) WITHHOLDINGS. All amounts payable to Employee under this
Exhibit shall be subject to all laws and regulations now or hereafter in existence requiring the reporting, deduction or withholding of payments for income or other taxes payable by or assessable against Employee.

                    (C) STATEMENTS. Should the Company make any overpayment to Employee hereunder for any reason, the Company shall have the right to deduct and retain for its own account an amount equal to any such overpayment from any sums that may thereafter become due or payable by the Company to Employee or for Employee's account, or may demand repayment from Employee in which event Employee shall repay the same when such demand is made.

                    (D) RESERVES. The Company shall have the right to establish customary, appropriate reserves and adjust same from time to time for any costs, expenses, or other items which the Company reasonably anticipates will in the future become deductible from gross proceeds hereunder. The Company agrees to liquidate any reserves hereunder within a reasonable period of time.

                    (E) RESTRICTED FUNDS. No sums received by Fox Family Worldwide in respect of the Company's Properties shall be included in gross proceeds or in statements hereunder for the purpose of determining any amount payable to Employee, unless such sums are freely remittable to Fox Family Worldwide in U.S. dollars in the United States, or otherwise actually used by Fox Family Worldwide. Sums derived from territories outside of the United States which are not remittable to Fox Family Worldwide in the United States in U.S. dollars by reason of currency or other restrictions shall be reflected on statements rendered hereunder for informational purposes only, and the Company shall, at the request and expense of Employee (subject to any and all limitations, restrictions, laws, rules, and regulations affecting such transactions), deposit into a bank designated by Employee in the country involved, or pay to any other party designated by Employee in such territory, such part thereof, if any, as would have been payable to Employee hereunder. Such deposits or payments to or for Employee shall constitute remittance to Employee, and the Company shall have no further responsibility therefor. The Company makes no warranties or representations that any part of any such foreign currencies may be converted into U.S. dollars or transferred to the account of Employee in any foreign country.

               (vi) COMPUTATION OF BONUS COMPENSATION. Bonus Compensation shall be computed on a calendar quarterly basis, based upon Subject Income actually received during the preceding calendar quarter, and shall be payable within thirty (30) days after the end of each calendar quarter. The "Bonus Compensation" for any Term Year shall mean the Bonus Compensation, calculated as above provided, for the bonus year which ends on March 31 of that Term Year.

               (vii) LIMITATION ON BONUS COMPENSATION.

                    (A) Notwithstanding any provision of Paragraph 4(b)(iii) or 4(b)(vi) to the contrary, in no event shall the total Bonus Compensation for any Term Year exceed the Maximum Bonus Amount for that Term Year; and to the extent that Bonus Compensation payable in any calendar quarter of any Term Year would result in the aggregate Bonus Compensation for such Term Year exceeding the Maximum Bonus Amount, the Bonus Compensation payable to Employee for such calendar quarter shall be the difference between such Maximum Bonus Amount


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and the aggregate Bonus Compensation previously paid to Employee for such Term
Year. In addition, nothing in this Agreement shall prevent Employee from receiving any bonus due to Employee under the Original Employment Agreement.

                    (B) Notwithstanding any provision of Paragraph 4(b)(iii) or 4(b)(vi) to the contrary, if during the Employment Period Employee exercises the Option or any portion of the Option (defined below) and the cumulative aggregate exercise price exceeds $1.5 million, then the Maximum Bonus Amount shall be increased by $150,000 for the Term Year in which the exercise occurs, adjusted pro rata during the year of exercise, and all future Term Years.

          (c) Stock Options.

               (i) ORIGINAL GRANT. On June 1, 1994, Saban Entertainment granted to Employee an option to (the "Option") purchase 16.327 shares (the "Option Shares") of Saban Entertainment's common stock at a purchase price of $122,496.48 per share. On August 1, 1997, in connection with the reorganization of Fox Family Worldwide, Saban Entertainment became a wholly owned subsidiary of Fox Family Worldwide and Employee's option to purchase 16.327 shares of Saban Entertainment at $122,496.48 per share became an option to purchase 161,637 shares of Fox Family Worldwide, Inc.'s Class A Common Stock at $12.37 per share. Upon receipt by Employee of the First Advance (defined below) on May 20, 1998, Employee's option exercise price, under certain circumstances, is increased to $24.74 per share. Upon receipt by Employee of the Second Advance (defined below) on the date of execution of this Agreement, Employee's option exercise price, under certain circumstances, will be increased to $34.03 per share. Upon exercise of the Option, Employee shall own approximately 1% of the total outstanding shares of Fox Family Worldwide.

               (ii) TERMS OF ORIGINAL GRANT. On the Effective Date of this Agreement, the Option shall be fully vested. Unless earlier terminated as provided herein, the Options shall be exercisable until December 31, 2004. However, the Company will use its reasonable best efforts prior to the expiration of the Option to cause Fox Family Worldwide to extend the term of the Option to December 31, 2005. Upon the termination of Employee's employment with the Company for any reason, Employee shall continue to be entitled to exercise the Option.

               (iii) EXERCISABILITY OF OPTION. During Employee's lifetime, the Option may be exercised only by Employee and may not be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise) other than by will or the applicable laws of descent or distribution. If Employee dies, the Option shall be exercisable by Employee's executors, personal representatives, legatees or distributees, as applicable.

               (iv) NOTICE OF EXERCISE. The Option shall be exercised by Employee by giving written notice to Fox Family Worldwide stating the number of Option Shares with respect to which the Option is being exercised and tendering payment therefor in cash or by certified check. As a condition to the issuance of the Option Shares, Employee shall (A) execute such further documents and instruments and take whatever acts are necessary in order for the issuance to be in compliance with all applicable federal and state securities laws, and (B) enter into a shareholders agreement restricting the transferability of the Option Shares and providing for such other matters as the parties may agree, the terms of which shareholders agreement shall be negotiated in good


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faith. As soon as reasonably practicable thereafter, a stock certificate representing the Option Shares with respect to which the Option is exercised shall be delivered to Employee. Such certificate may contain a legend thereon reflecting the restrictions set forth in subparagraphs (A) and (B), above.

               (v) NO RIGHTS OF STOCKHOLDER. Employee shall have none of the rights or privileges of a stockholder of Fox Family Worldwide in respect of any of the Option Shares, unless and until the purchase price for such Option Shares shall have been paid in full.

               (vi) ADJUSTMENTS. The number of Option Shares shall be appropriately adjusted for any increase or decrease in the number of shares of issued and outstanding common stock of Fox Family Worldwide resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by Fox Family Worldwide. In the event of such adjustment, the purchase price per share for the Option Shares as so adjusted shall be adjusted by dividing an amount equal to
(A) the aggregate exercise price for the Option Shares, plus (B) the First Advance and Second Advance, less (C) any amounts previously paid to exercise Options (the "Adjusted Price") by the number of Option Shares as so adjusted. Upon a merger or consolidation of Fox Family Worldwide in which Fox Family Worldwide is not the surviving corporation or an exchange of all of the outstanding shares of common stock of Fox Family Worldwide or all or a substantial portion of the assets of Fox Family Worldwide for shares of another corporation or equity interests in a partnership, limited partnership, limited liability company or other entity (any such corporation and any such entity is referred to in this subparagraph (vi) as a "corporation"), the successor or exchanging corporation shall assume all obligations under this Agreement and such option shall be converted into an option for a number of shares or other equity interests of the successor or exchanging corporation (or cash, property or such other consideration) that Employee would have received if Employee had owned the Option Shares on the effective date of such transaction, and the purchase price per share of the stock or other equity interests of the successor or exchanging corporation under such converted option shall be equal to the Adjusted Price divided by the number of shares of the stock or other equity interests of such successor or exchanging corporation to which the converted option applies (if, following such merger, consolidation or exchange, Employee would receive non-share (or other equity interest) consideration upon exercise of the option, the purchase price to be paid upon exercise of the option shall be equal to the Adjusted Price multiplied by a fraction equal to that portion of the option then being exercised). Upon the dissolution or liquidation of Fox Family Worldwide other than following an asset transfer subject to this subparagraph (vi), the Option granted hereunder shall expire as of the effective date of such transaction, provided, however, that Fox Family Worldwide shall give at least sixty (60) days prior written notice of such event to Employee during which time he shall have a right to exercise his unexercised vested option.

               (vii) PAYMENT OF TAXES. Upon the exercise of the Option hereunder, Fox Family Worldwide shall have the right to require Employee to remit to Fox Family Worldwide, prior to the issuance of any Option Shares, an amount sufficient to satisfy all federal, state and local withholding tax requirements. As soon as reasonably practicable following the date that Fox Family Worldwide's equity securities become publicly traded, Fox Family Worldwide shall prepare, or cause to be prepared, and file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 or other appropriate registration statement under the Securities


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Act of 1933, as amended (the "Act"), (or such successor form of registration statement as shall then have been adopted by the Commission) covering the offer and sale by Fox Family Worldwide of the Option Shares underlying the then unexercised portion of the option granted to Employee hereunder, and, to the extent permitted under such form, any Option Shares issued upon exercise of such option prior to the initial public offering; and Fox Family Worldwide shall use its best efforts during the term of the option to maintain such registration statement in effect, and to comply with the rules and regulations of the Commission applicable to securities covered by such registration statement, so that the issuance of any Option Shares upon exercise of the option shall be registered under the Act.

               (viii) PURCHASE OF OPTIONS UPON TERMINATION OF EMPLOYMENT. If at the time Employee's employment with the Company is terminated for any reason, Fox Family Worldwide does not have publicly traded equity securities, Fox Family Worldwide shall purchase from Employee and Employee shall sell to Fox Family Worldwide any and all Option Shares owned by Employee and the option granted to Employee for an amount (the "Termination Purchase Price") equal to (A) the fair market value per share of the Class B Common Stock of Fox Family Worldwide, multiplied by the number of Option Shares owned by Employee plus the fair market value per share of the Class B Common Stock of Fox Family Worldwide, multiplied by the number of Option Shares with respect to which Employee's option has not been exercised, less (B) Employee's purchase price, determined under subparagraph (i), above, for the Option Shares with respect to which Employee's option has not been exercised. The fair market value per share of the Class B Common Stock of Fox Family Worldwide for purposes of the Termination Purchase Price shall be determined by mutual agreement of the parties as of the date of Employee's termination of his employment ("Termination Date"). In the event the parties are unable to reach agreement within thirty (30) days of the Termination Date, the fair market value of the Class B Common Stock of Fox Family Worldwide shall be determined by the following appraisal procedure: each party shall appoint an appraiser by giving notice of such appointment to the other party within forty-five (45) days from the Termination Date. Such appraiser shall be a certified public accountant practicing in the entertainment, licensing and television industries or such other person with experience in valuing companies in the entertainment, licensing and television businesses. If either party fails to appoint an appraiser within said time period, the other party's appointed appraiser shall be the sole appraiser. If both parties have so appointed appraisers, then within thirty (30) days from the appointment of both parties' appraisers, the appraisers so appointed shall appoint a third appraiser, with the same qualifications. The third appraiser (or the sole appraiser if either party fails to appoint an appraiser within the required time period) shall then determine the fair market value of the Class B Common Stock of Fox Family Worldwide within sixty (60) days after the appointment of the third appraiser (or within sixty (60) days after the failure by either party to appoint an appraiser within the required time period). The third appraiser, or such sole appraiser, as applicable, is referred to hereinbelow as the "Selected Appraiser." The determination of the Selected Appraiser shall be binding on the parties hereto. The costs and fees of the Selected Appraiser shall be borne equally by the parties hereto. Fox Family Worldwide shall give the Selected Appraiser reasonable access to its books and records to enable him or her to undertake his or her appraisal. Within ten (10) days after the parties' agreement on the fair market value of the Class B Common Stock of Fox Family Worldwide, or, failing such agreement, the notification by the Selected Appraiser of his or her appraisal, Fox Family Worldwide shall pay to Employee the Termination Purchase Price, against delivery by Employee to Fox Family Worldwide of an assignment separate from certificate for the Option Shares, in each


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case free and clear of any and all liens, claims, encumbrances and restrictions of any type, kind or nature.

               (ix) PURCHASE OF EMPLOYEE'S OPTION SHARES UPON SALE OF SHARES BY HAIM SABAN. Except as provided below, in the event Haim Saban, any member of his immediate family or any of his affiliated entities (collectively with Haim Saban and such family members, the "Saban Entities") sells to a third party in a bona fide sale any of his or its shares of the Class B Common Stock of Fox Family Worldwide (or any other equity security of Fox Family Worldwide held by the Saban Entities) (the "Saban Shares"), the parties agree as follows:

                    (A) Fox Family Worldwide shall purchase from Employee and Employee shall sell to Fox Family Worldwide the "Applicable Percentage," as defined below, of the Option Shares owned by Employee for a per-share consideration equal to the per-share consideration paid by the third party for the Saban Shares. If the consideration paid by the third party for the Saban Shares includes non-cash consideration and/or deferred consideration, the consideration paid by Fox Family Worldwide to Employee for the Option Shares sold by Employee to Fox Family Worldwide under this subparagraph (A) shall consist of similar non-cash and/or deferred compensation in the same ratio as the non-cash and/or deferred consideration paid by the third party for the Saban Shares bears to the total consideration paid by the third party for the Saban Shares. The "Applicable Percentage" shall equal the percentage that the Saban Shares sold to the third party represents of the total shares of Fox Family Worldwide owned by the Saban Entities immediately prior to the sale. The purchase and sale of the Option Shares under this subparagraph (A) shall close no later than ten (10) days after the closing of the sale of the Saban Shares to the third party. Concurrently with the purchase and sale of the Option Shares under this subparagraph (A), Employee shall execute and deliver to Fox Family Worldwide an assignment separate from certificate for the Applicable Percentage of the Option Shares, free and clear of any and all liens, claims, encumbrances and restrictions of any type, kind or nature.

                    (B) Fox Family Worldwide shall pay to Employee an amount equal to the Applicable Percentage (as defined in subparagraph (A) above of (x) the per-share consideration paid by the third party for the Saban Shares multiplied by the number of Option Shares with respect to which Employee's option has not been exercised, less (y) Employee's purchase price, determined under subparagraph (i), above, for such Option Shares. If the consideration paid by the third party for the Saban Shares includes non-cash consideration and/or deferred compensation, the payment by Fox Family Worldwide to Employee under this subparagraph (B) shall consist of similar non-cash and/or deferred consideration in the same ratio as the non-cash and/or deferred consideration paid by the third party for the Saban Shares bears to the total consideration paid by the third parties for the Saban Shares. The payment under this subparagraph (B) shall be made no later than ten (10) days after the closing of the sale of the Saban Shares to the third party.

                    (C) The number of Option Shares Employee shall have the option to purchase pursuant to this subparagraph (C) shall immediately be reduced by a number of shares equal to the Applicable Percentage (as defined in subparagraph (A), above) of the Option Shares with respect to which Employee's Option has not been exercised.


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This subparagraph (ix) shall not apply to (A) any sale by a Saban Entity pursuant to an "initial public offering" (as defined in subparagraph (xi) of any common stock of Fox Family Worldwide or (B) any transaction subject to subparagraph (vi), above.

               (x) PAYMENTS ON OPTION SHARES SUBJECT TO SATISFACTION OF APPLICABLE LAWS. The obligations of Fox Family Worldwide to make any payment or payments to Employee with respect to the purchase of the Option Shares by Fox Family Worldwide are subject to the satisfaction by Fox Family Worldwide of any applicable statutory provisions restricting Fox Family Worldwide's ability to make such payments, including, without limitation, Section 160 of the Delaware General Corporation Law and Chapter 5 of the California General Corporation Law, and if and to the extent that under those provisions, any such payment would expose the directors of Fox Family Worldwide to any liability, or would be unlawful, Fox Family Worldwide shall deliver to the Employee, in lieu of such payment, a promissory note with terms identical to the Note, which note shall be due and payable at the earliest practicable date thereafter when such payment would not be violative of such statutory provisions.

               (xi) INITIAL PUBLIC OFFERING. Notwithstanding any provision of this subparagraph (C) to the contrary, following the earlier to occur of (1) the first closing of an offer and sale of shares of the common stock of Fox Family Worldwide (whether such shares are sold by Fox Family Worldwide, existing stockholders or both) for cash pursuant to a firmly underwritten public offering effected pursuant to a registration statement filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (or such successor legislation as shall then be in effect), or (2) the date upon which the shares of common stock of Fox Family Worldwide are first authorized for quotation on the Nasdaq National Market, or listed on the New York Stock Exchange (either event, an "initial public offering"):

                    (A) the provisions of subparagraphs (viii) and (ix) shall terminate and be of no further force or effect;

                    (B) the provisions of any voting trust agreement entered into pursuant to subparagraph (iv) shall not prevent or restrict Employee's right to sell and transfer any of the Option Shares free and clear of the obligations therein set forth;

                    (C) the Option shall terminate and expire, to the extent not theretofore exercised, (x) if Employee's employment with the Company is terminated for any reason other than for "cause" pursuant to Paragraphs 8(a),
(b) or (d) hereof, on the first anniversary of the date of such termination, and
(y) if Employee's employment with the Company is terminated for "cause" pursuant to Paragraph 8(c) hereof, on the thirtieth (30th) day following the date of such termination; and

                    (D) after Employee's employment with the Company is terminated for any reason, Fox Family Worldwide shall have the right and option, exercisable at any time prior to the date of expiration of the Option by delivery of written notice of such exercise to Employee, to purchase from Employee, and if such option is exercised, Employee shall sell to Fox Family Worldwide, any and all Option Shares owned by Employee on the date of receipt of the notice of exercise (or acquired thereafter upon exercise of the Option and prior to the closing of such purchase) and the Option granted to Employee hereunder for an amount (the "IPO Termination

Purchase Price") equal to (a) the fair market value per share of the Class B Common Stock of Fox Family Worldwide, multiplied by the number of Option Shares owned by Employee plus the fair market value per share of the Class B Common Stock of Fox Family Worldwide, multiplied by the number of Option Shares with respect to which Employee's Option has not been exercised, less (B) Employee's purchase price, determined under subparagraph (i) above, for the Option Shares with respect to which Employee's Option has not been exercised; for purposes of this subparagraph, IPO Termination Purchase Price shall equal the greater of (x) the average of the closing sale prices of Fox Family Worldwide's common stock over the 180 trading days preceding the date of giving of written notice and (y) the average of the closing sale prices of Fox Family Worldwide's common stock over the five trading days preceding the date of giving of written notice; and within ten (10) days after the determination of the fair market value of the Option Shares, Fox Family Worldwide shall pay the IPO Termination Purchase Price to Employee, against delivery by Employee to Fox Family Worldwide of an assignment separate from certificate for the Option Shares, in each case free and clear of any and all liens, claims, encumbrances and restrictions of any type, kind or nature.

               (d) AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT. On May 20, 1998, Saban Entertainment and Employee entered into Amendment No. 2 to the Employment Agreement. Pursuant to the terms of Amendment No. 2, Employee received, as additional compensation, an advance of Two Million Dollars ($2,000,000) (the "First Advance"). The First Advance bears no interest. Except if otherwise repaid by Employee at Employee's election, as set forth Amendment No. 2, the First Advance is payable solely by recourse against the amount otherwise payable as the Termination Purchase Price that Fox Family Worldwide pays to Employee pursuant to Paragraph 4(c)(viii) of this Agreement. Any exercise by Employee of the Option to purchase Option Shares is conditioned upon Employee's concurrent repayment in full of the First Advance. Employee may, at Employee's election, make all or any portion of the repayment by increasing the purchase price to $24.74 per share in connection with Employee's exercise (subject to the satisfaction of all applicable requirements in connection with such increase set forth in that certain Second Amended and Restated Credit Agreement dated as of October 28, 1997 among FCN Holding, Inc., International Family Entertainment, Inc., Saban Entertainment, Inc., Fox Kids Holdings, LLC, the initial lenders named therein, Citicorp USA, Inc., Citicorp Securities, Inc., Chase Securities, Inc. and BankBoston, N.A. (the "Credit Agreement")).

               (e) SECOND ADVANCE.

                    (1) As additional compensation for entering into this Agreement, the Company shall advance to Employee, on the date of execution of this Agreement, the aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Second Advance"). The Second Advance shall bear no interest. Except if otherwise repaid by Employee at Employee's election, as set forth herein, the Second Advance will be payable solely by recourse against the amount otherwise payable as the Termination Purchase Price that Fox Family Worldwide pays to Employee pursuant to Paragraph 4(c)(viii) of this Agreement. Any exercise by Employee of the Option to purchase Option Shares is conditioned upon Employee's concurrent repayment in full of the Second Advance. Employee may, at Employee's election, make all or any portion of the repayment by increasing the purchase price to $34.03 per share in connection with Employee's exercise (subject to the satisfaction of all applicable requirements in connection with such increase set forth in the Credit Agreement).

                    (2) Employee and the Company each agree to report the Second Advance on all applicable federal and state tax returns (including, without limitation, all income tax, employment tax and information tax returns) (hereinafter "Returns") as compensation for services rendered and to treat the Second Advance accordingly for all tax purposes. Employee and the Company each agree that the Company shall withhold from the payment of the Second Advance all amounts required to be withheld therefrom in accordance with the preceding sentence. If Employee exercises the Option to purchase Option Shares pursuant to Paragraph 4(c) of the Agreement, Employee, the Company and Fox Family Worldwide agree to treat the repayment of the Second Advance for all tax purposes as an increase in the purchase price of the Option Shares and to report, when required, such repayment accordingly on all Returns. If Employee does not exercise the Option to purchase the Option Shares pursuant to Paragraph 4(c) of the Agreement, Employee, the Company and Fox Family Worldwide agree to treat the repayment of the Second Advance for all tax purposes as a reduction in the Termination Purchase Price and to report, when required, such repayment accordingly on all Returns.

               (f) BENEFITS.

                    (i) EMPLOYEE BENEFIT PLAN ELIGIBILITY. During the Employment Period, Employee shall be eligible to participate in all then-operative employee benefit plans (including health insurance for Employee and his dependents) adopted and/or implemented by Fox Family Worldwide or its affiliates which are applicable generally to the Company's and Fox Family Worldwide's employees and, if different, the Company's or Fox Family Worldwide's senior executives ("Employee Benefit Plans"), subject to the respective terms and conditions of such Employee Benefit Plans. Nothing contained in this Agreement shall obligate the Company and/or any of its Affiliates to adopt or implement any Employee Benefit Plan, or prevent or limit the Company and/or any of its Affiliates from making any blanket amendments, changes, or modifications of the eligibility requirements or any other provisions of, or terminating, any Employee Benefit Plan at any time (whether during or after the Employment Period), and Employee's participation in or entitlement under any such Employee Benefit Plan shall at all times be subject in all respects thereto.

                    (ii) REIMBURSEMENTS. The Company shall reimburse Employee for all ordinary and necessary business, entertainment and other expenses reasonably incurred by Employee in the performance of Employee's duties and obligations under this Agreement, including reimbursement for first class air travel and accommodations for business travel. The Company agrees to repay or reimburse Employee for such business expenses upon the presentation of itemized statements of such business expenses in accordance with the Company's policy.

                    (iii) PHANTOM STOCK PLAN. In the event the Company establishes a Phantom Stock Plan or similar stock incentive arrangement, Employee shall be entitled to receive option grants comparable to the highest level executive in the plan, excluding Haim Saban or any successor Chief Executive Officer.

                    (iv) ANNUAL VACATIONS. Employee shall be entitled to take a reasonable amount of annual vacations during the Employment Period, as mutually agreed to between Employee and the Chief Executive Officer.

     5. REPRESENTATIONS AND WARRANTIES.

          (a) REPRESENTATIONS OF EMPLOYEE. Employee represents and warrants that Employee has all right, power, authority and capacity, and is free, to enter into this Agreement; that by doing so Employee will not violate or interfere with the rights of any other person or entity; and that Employee is not subject to any contract, understanding or obligation which will or might prevent, interfere with or impair the performance of this Agreement by Employee. Employee will indemnify and hold the Company harmless with respect to any losses, liabilities, demands, claims, fees, expenses, damages and costs (including attorneys fees and court costs) resulting from or arising out of any claim or action based upon Employee's entering into this Agreement.

          (b) REPRESENTATIONS OF THE COMPANY. The Company represents and warrants that the Company has all right, power and authority, without the consent of any other person, to execute and deliver, and perform its obligations under, this Agreement. All corporate and other actions required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby have been duly and properly taken. This Agreement is the lawful, valid and legally binding obligation of the Company, enforceable in accordance with its terms

          (c) MATERIALITY OF REPRESENTATIONS. The representations, warranties and covenants set forth in this Agreement shall be deemed to be material and to have been relied upon by the parties hereto.

     6. RELATIONSHIP AND COVENANTS OF EMPLOYEE.

          (a) COVENANT NOT TO DISCLOSE. Employee shall not at any time during or after the termination of the Employment Period, knowingly reveal, divulge or make known to any person (other than the Company or its affiliates) or use for Employee's own account any non-public information concerning or used by the Company of which Employee was apprised or otherwise had become aware during the term of Employee's employment by the Company (excluding any such information which becomes public for reason other than Employee's breach of this Agreement or which Employee is required to disclose by law).

          (b) COVENANT TO DELIVER RECORDS. All memoranda, notes, records and other documents made or compiled by Employee, or made available to Employee during the term of this Agreement concerning the business of the Company shall be the Company's property and shall be delivered to the Company on the termination of this Agreement or at any other time on request. Employee shall keep in confidence and shall not use for Employee or others, or divulge to others, any secret or confidential information, knowledge or data of the Company obtained by Employee as a result of the Company's employment, unless authorized by the Company or required by law. Employee shall be entitled to retain for his own records copies of any and all memoranda, notes, records and other documents made or compiled by Employee during the Employment Period.

          (c) COVENANT NOT TO DIVERT. Employee shall not so long as Employee is employed hereunder, or if such employment shall terminate during or at the expiration of the Employment Period, for a period of two years following such termination, directly or indirectly, either on Employee's own behalf, or as a member of a partnership, joint venture or corporation, or as an employee or agent on behalf of any person, firm, partnership, joint venture or corporation, either (i) solicit, induce (or attempt to induce), or endeavor to entice away any clients of the Company (unless the Company consents in writing),
(ii) solicit, divert, or seek to develop or exploit any existing entertainment projects on which the Company is working at the time of termination (unless the Company thereafter advises Employee in writing that it has abandoned such project), or (iii) solicit, interfere with, induce (or attempt to induce) or endeavor to entice away any employee (other than Employee's assistant) associated with the Company to become affiliated with him or any other person, firm, partnership, joint venture, corporation or business organization.

          (d) LIMITATIONS UPON COVENANTS. The provisions under this Paragraph 6 shall survive the termination of this Agreement. The parties hereto agree that, in the event any of the provisions set forth in this Paragraph 6 are held by any court or other duly constituted legal authority to be effective in any particular area or jurisdiction only if modified to limit their duration or scope or to be void or otherwise unenforceable in any particular area or jurisdiction, then such provisions shall be deemed amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other duly constituted legal authority and, as to all other areas and jurisdictions, and as to all other provisions of this Paragraph 6, such provisions shall remain in full force and effect as set forth in this Agreement.

          (e) REMEDIES. Employee acknowledges that the Company will have no adequate remedy at law if Employee violates the terms of the provisions of this Paragraph 6 or any other provisions of this Agreement (including, without limitation, the exclusivity provisions of Paragraph 3, above). In such event, the Company shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach or specific performance of this Agreement.

     7. CERTAIN RIGHTS OF THE COMPANY.

          (a) ANNOUNCEMENT. The Company shall have the sole right to make a public announcement of the terms, provisions, or execution of this Agreement.

          (b) USE OF NAME, LIKENESS, AND BIOGRAPHY. The Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Employee to advertise, publicize and promote the business of the Company and of its affiliates, but not for the purposes of direct endorsement without Employee's consent. An "approved likeness" and "approved biographical material" shall be, respectively, any photograph or other depiction of Employee, or any biographical information or life story concerning the professional career of Employee, which has been submitted to and approved by Employee prior to its first use, publication or broadcast, such approval not to be unreasonably withheld.

          (c) CORPORATE OFFICES. In addition to his positions as President, Chief Operating Officer and Chief Financial Officer and a Director of the Company and Fox Family Worldwide, the Company or its affiliates may from time to time appoint Employee to one or more other corporate offices or board positions of the Company or its affiliates. Employee agrees to accept such offices if consistent with Employee's stature and experience. The Company and Employee hereby acknowledge and agree that Employee is currently serving, at the request of the Company, as a member of the board of directors of On Stage Entertainment, Inc.

          (d) RIGHT TO INSURE. The Company shall have the right to secure in its own name, or otherwise, and at its own expense, life, health, accident or other insurance covering Employee, and Employee shall have no right, title or interest in and to such insurance. Employee shall assist the Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

     8. TERMINATION.

          (a) DISABILITY. If Employee shall be rendered incapable by illness (physical or mental disability) of complying with the terms, provisions and conditions hereof on his part to be performed for a period in excess of 150 consecutive days or 250 days in the aggregate during the Employment Period, then the Company may, at its option, prior to the date Employee resumes the rendering of services, terminate this Agreement by written notice to that effect sent by registered or certified mail. Such termination shall terminate any and all obligations to Employee under this Agreement effective as of the date of such written notice except (i) Employee's right to receive the Fixed Salary in Paragraph 4(a) for the Term Year in which the date of such written notice falls, pro-rated to the date of such written notice, (ii) Employee's right to receive the Bonus Compensation in Paragraph 4(b) for the Term Year in which the date of such written notice falls, prorated to the date of such written notice (payable at the time set forth in Paragraph 4(b)(vi)), and (iii) Employee's vested rights with respect to the option set forth in Paragraph 4(c) .

          (b) DEATH. In the event Employee dies during the Employment Period, such death shall terminate any and all obligations to Employee under this Agreement effective as of the date of death except (i) Employee's right to receive the Fixed Salary in Paragraph 4(a) for the Term Year in which the date of death falls, pro-rated to the date of death, (ii) Employee's right to receive the Bonus Compensation in Paragraph 4(b) for the Term Year in which the date of death falls, pro-rated to the date of death (payable at the time set forth in Paragraph 4(b)(vi)), and (iii) Employee's vested rights with respect to the option set forth in Paragraph 4(c) .

          (c) CAUSE. The Company may terminate Employee's employment hereunder for cause, which shall mean (i) indictment of Employee for a felony or a crime involving a high degree of moral turpitude, (ii) the commission by Employee of an act or acts of dishonesty constituting a crime, which act or acts are intended to result, directly or indirectly, in gain or personal enrichment at the expense of the Company or any of its subsidiaries or affiliates by Employee,
(iii) certification by a medical doctor that Employee is a habitual alcoholic or is a narcotic addict, or (iv) Employee's material breach of this Agreement. Such termination shall terminate any and all obligations to Employee under this Agreement effective as of the date of such written notice except (i) Employee's right to receive the Fixed Salary in Paragraph 4(a) for the Term Year in which the date of such written notice falls, prorated to the date of such written notice, (ii) Employee's right to receive the Bonus Compensation in Paragraph 4(b) for the Term Year in which the date of such written notice falls, prorated to the date of such written notice (payable at the time set forth in Paragraph 4(b)(vi)), and (iii) Employee's vested rights with respect to the option set forth in Paragraph 4(c).

          (d) AT EMPLOYEE'S ELECTION. Employee may terminate his employment hereunder upon the Company's material breach of this Agreement by written notice to that effect delivered in person or sent by registered or certified mail. Such termination shall terminate any and all obligations of the Company to Employee under this Agreement, including liabilities with respect to such breach, effective as of the date of such written notice except (i) Employee's right to receive the Fixed Salary in Paragraph 4(a) for the Term Year in which the date of such written notice falls, prorated to the date of such written notice, (ii) Employee's right to receive the Severance Pay provided in, and subject to the terms and conditions of, Paragraph 9 hereof, (iii) Employee's right to receive the Bonus Compensation in Paragraph 4(b) for the Term Year in which the date of such written notice falls, prorated to the date of such written notice (payable at the time set forth in Paragraph 4(b)(vi)), and (iv) Employee's vested rights with respect to the option set forth in Paragraph 4(c).

     9. SEVERANCE PAY. In the event this Agreement is not renewed by the Company at the end of its initial three-year term, Employee shall receive as severance pay Employee's fixed salary for the Third Year Term set forth in Paragraph 4(a) hereof and Employee's actual Bonus Compensation for the Third Term Year set forth in Paragraph 4(b) for one year, payable in equal installments no less frequently than semi-monthly.

     10. ARBITRATION.

          (a) The terms of this Paragraph 10 contain the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Agreement, except those arising under the provisions of Paragraph 6, above. The parties irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in accordance with the terms of this Paragraph 10; any attempt to circumvent the terms of this Paragraph 10 shall be null and void and of no force or effect.

          (b) Within ten (10) days after delivery of written notice (the "Notice of Dispute") of the existence and nature of any dispute given by any party to the other party, and unless otherwise provided herein in any specific instance, the parties shall each (i) appoint one (1) lawyer actively engaged in the licensed and full time practice of law in the County of Los Angeles for a continuous period immediately preceding the date of delivery (the "Dispute Date") of the Notice of Dispute of not less than ten (10) years, but who has at no time ever represented or acted on behalf of any of the parties, and (ii) deliver written notice of the identity of such lawyer and a copy of his or her written acceptance of such appointment and acknowledgment of and agreement to be bound by the time constraints and other terms of this Paragraph 10 (the "Acceptance") to the other party hereto. In the event that any party fails to so act, that party's arbitrator shall be appointed pursuant to the same procedure that is followed when agreement cannot be reached as to the third arbitrator. Within ten (10) days after such appointment and notice, such lawyers shall appoint a third lawyer (who, together with the first two (2) lawyers, shall hereinafter be referred to collectively as the "Arbitration Panel") of the same qualification and background as the first two (2) lawyers (including the qualification that he or she has at no time ever represented or acted on behalf of any of the parties) and shall deliver written notice of the identity of such lawyers and a copy of his or her written Acceptance of such appointment to each of the parties. If agreement cannot be reached on the appointment of a third lawyer within such period, such appointment and notification shall be made as rapidly as possible by any court of competent jurisdiction, by any licensing authority, agency or organization having jurisdiction over such lawyers, by any professional association of lawyers in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical membership boundaries of which extend to the County of Los Angeles, or by any arbitration association or organization in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographic boundaries of which extend to the County of Los Angeles, as determined by the party giving such Notice of Dispute and simultaneously confirmed in writing delivered by such party to the other party. Any such court, authority, agency, association or organization shall be entitled either to directly select such third lawyer or to designate in writing delivered to each of the parties an individual who shall do so. In the event of any subsequent vacancies or inabilities to perform among the Arbitration Panel, the lawyer or lawyers involved shall be replaced in accordance with the terms of this Paragraph 10 as if such replacement was an initial appointment to be made under this Paragraph 10 within the time constraints set forth in this Paragraph 10, measured from the date of notice of such vacancy or inability to the person or persons required to make such appointment, with all attendant consequences of failure to act timely if such appointment is not so made. Unless the parties shall otherwise agree, all arbitration proceedings shall be conducted at such location within Los Angeles County as the members of the Arbitration Panel shall by majority vote from time to time designate.

          (c) Consistent with the terms of this Paragraph 10, the members of the Arbitration Panel shall utilize their utmost skill and shall apply themselves diligently so as to hear and decide, by majority vote, the outcome and resolution of any dispute or disagreement submitted to the Arbitration Panel as promptly as possible, but in any event on or before the expiration of sixty (60) days after the appointment of the members of the Arbitration Panel. None of the members of the Arbitration Panel shall have any liability whatsoever for any acts or omissions performed or omitted in good faith pursuant to the provisions of this Article.

          (d) The Arbitration Panel shall (i) enforce and interpret the rights and obligations set forth in this Agreement to the extent not prohibited by law,
(ii) fix and establish any and all rules as it shall consider appropriate in its sole and absolute discretion to govern the proceedings before it, including any and all rules of discovery, procedure and/or evidence, provided however, that such rules shall be consistent with such rules established by the American Arbitration Association and (iii) make and issue any and all orders, final or otherwise, and any all awards, as a court of competent jurisdiction sitting at law or in equity could make and issue and as it shall consider appropriate in its sole and absolute discretion, including the awarding of monetary damages (but specifically excluding the awarding of consequential, punitive or exemplary damages or the awarding of attorneys' fees and costs to either party) to the prevailing party as determined by the Arbitration Panel in its sole and absolute discretion, and the issuance of injunctive relief.

          (e) The decision of the Arbitration Panel shall be final and binding, and may be confirmed and entered by any court of competent jurisdiction at the request of any party and may not be appealed to any court of competent jurisdiction or otherwise, except upon a claim of fraud on the part of any member of the Arbitration Panel (except as to the arbitrator chosen by the party claiming the fraud), or on the basis of a manifest error as to the applicable law. The Arbitration Panel shall retain jurisdiction over any dispute until its award has been implemented, and judgment on any such award may be entered in any court having appropriate jurisdiction and may be enforced against either party and its assets pursuant to applicable laws and procedures.

          (f) Each member of the Arbitration Panel (i) shall be compensated for any and all services rendered under this Paragraph 10 at a rate of compensation equal to the sum of Two Hundred Fifty Dollars ($250.00) per hour, which sum shall be increased each year in accordance with annual increases in the Consumer Price Index for Urban Wage Earners and Clerical Workers, Los Angeles-Anaheim-Riverside, California 1982-84 = 100 ("CPI"), and (ii) shall be reimbursed for any and all expenses incurred in connection with the rendering of such services, payable in full promptly upon conclusion of the proceedings before the Arbitration Panel. Such compensation and reimbursement shall be borne by the non-prevailing party as determined by the Arbitration Panel in its sole and absolute discretion, unless the Arbitration Panel does not make a determination that one of the parties is the prevailing party, in which case the parties shall bear the cost as fixed by the Arbitration Panel.

     11. INDEMNIFICATION. Fox Family Worldwide and Employee are parties to an Indemnification Agreement dated July 31, 1997, pursuant to which, INTER ALIA, Fox Family Worldwide has agreed, on the terms and conditions therein set forth, to indemnify Employee against certain claims arising by reason of the fact that he is or was an officer or director of the Company. The Company and Employee also agree that pursuant to the terms of the Indemnification Agreement, the Company shall also indemnify Employee against certain claims arising by reason of the fact that Employee is serving as the Company's designee to the board of directors of On Stage Entertainment, Inc.

     12. GENERAL.

          (a) ASSIGNMENT; SUCCESSORS; AFFILIATES. The Company may assign this Agreement (or the interest of the Company therein) to any parent or affiliate of the Company or to any entity which is a party to a merger, reorganization, or consolidation with the Company or to a subsidiary of the Company or to an entity or entities acquiring substantially all of the assets of the Company or of any division with respect to which Employee is providing services (providing any such assignee assumes the Company's obligations under this Agreement). Employee shall, if requested by the Company, perform Employee's services and duties, as specified in this Agreement, to or for the benefit of any subsidiary or other affiliate of the Company. Upon such assignment, acquisition, merger, consolidation, or reorganization, the term "Company" as used herein shall be deemed to refer to such assignee or such successor entity. Employee shall not have the right to assign Employee's interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement nor shall Employee (or Employee's spouse, heirs, beneficiaries, administrator's or executors) have the right to pledge, hypothecate or otherwise encumber Employee's right to receive compensation hereunder without the consent of Company.

          (b) HEADINGS. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

          (c) SEVERABILITY. It is agreed that if any term, covenant, provision, paragraph or condition of this Agreement shall be illegal, such illegality shall not invalidate the whole Agreement but it shall be construed as if not containing the illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

          (d) ENTIRE AGREEMENT. Except for the terms of Paragraph 4(b)(vii) of this Agreement which specifically provide that any bonus due to Employee under the Original Employment Agreement shall continue to be paid to Employee, the parties hereto agree that this Agreement supersedes all existing agreements between the Company and Employee, whether oral, written, expressed or implied, and contains the entire understanding and agreement between the parties. This Agreement shall not be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties hereto.

          (e) CHOICE OF LAW. This Agreement and the performance hereunder shall be construed in accordance with and under and pursuant to the internal substantive laws of the State of California applicable to agreements fully executed and to be performed entirely in such state.

          (f) NOTICES. All communications and notices hereunder shall be in writing and shall be deemed to have been duly given and delivered personally if sent by United States registered or certified mail, postage prepaid:

If to the Company:

                  Fox Family Management, LLC
                  10960 Wilshire Boulevard
                  Los Angeles, California 90024
                  Attn: Haim Saban

If to Fox Family Worldwide:

                  Fox Family Worldwide, Inc.
                  10960 Wilshire Boulevard
                  Los Angeles, California 90024
                  Attn:  Haim Saban

With a copy to:

                  Troop Steuber Pasich Reddick & Tobey, LLP
                  2029 Century Park East, 24th Floor
                  Los Angeles, California 90067
                  Attention:  Linda Giunta Michaelson

If to Employee:

                  Mel Woods

or to such other addresses as my be designated in writing by either of the parties.

          (g) NO JOINT VENTURE. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto or appoint any party the agent of any other party. No party shall hold itself out contrary to the terms of this paragraph and, except as otherwise specifically provided herein, no party shall become liable for the representation, act or omission of any other party. This Agreement is not for the benefit of any third party who is not referred to herein and shall not be deemed to give any right or remedy to any such third party.

          (h) CONTRACTUAL NOMENCLATURE. All reference herein to "Dollars" or "$" shall mean Dollars of the United States of America, its legal tender for all debts public and private. Where used herein and to the extent appropriate, the masculine, feminine or neuter gender shall include the other two genders, the singular shall include the plural, and the plural shall include the singular.

          (i) TIME OF ESSENCE. Time is of the essence of each provision in this Agreement in which time is an element.

          (j) NO ADVERSE CONSTRUCTION. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the tens of this Agreement.

                                      * * *

         IN WITNESS WHEREOF, the Company, Fox Family Worldwide and Employee have executed this Agreement as of the 1st day of April, 1999.

                                            FOX FAMILY WORLDWIDE, INC.



                                            By  /S/ HAIM SABAN
                                              ----------------------------------



                                            FOX FAMILY MANAGEMENT, LLC



                                            By /S/ HAIM SABAN
                                              ----------------------------------

                                               /S/ MEL WOODS
                                              ----------------------------------
                                               MEL WOODS